EXHIBIT 99.04

Pazoo Launches Pazoo Investor Facebook Page, Posts Updates on Company and Las Vegas Facility Buildout Done by Ryan Taylor

WHIPPANY, N.J., March 19, 2015 (GLOBE NEWSWIRE) -- Pazoo, Inc. (OTCQB:PZOO) (German WKN#: A1J3DK) is pleased to report that MA & Associates, LLC general contractor, Ryan Taylor of All Pro Construction, just completed filming the 100th episode of Kitchen Crashers to be aired in the near future. Ryan Taylor's company, All Pro Construction, is the general contractor handling the build out of Pazoo's 40% owned subsidiary MA & Associates, LLC's medical marijuana testing laboratory in Las Vegas. Construction is expected be complete by mid-April of this year. MA chose to use All Pro construction due to their reputation in the area and history of building great facilities.

Pazoo, Inc. Co-CEO, Antonio Del Hierro, states: "To have one of the most well-known general contractors in Las Vegas on our team is critical to the success of our facility. Ryan's team has worked around the clock to ensure the highest quality of work is being done."

Furthermore, due to online social media presence and great response from Pazoo's March 11, 2015 press release about its agreement with Steep Hill Labs, Pazoo has created a new Pazoo Investor Facebook Page. This page is open to all current and potential shareholders as well as to the general community who would like real time information about Pazoo and information about potentially investing in Pazoo, Inc. To visit the facebook page and join the group please go to:

https://www.facebook.com/pages/Pazoo-Marijuana-Company-Page/810118722411702?skip_nax_wizard=true&ref_type=logout_gear

Pazoo, Inc. Co-CEO, David Cunic, states, "We are happy to have this page where the investment community can now see the progress with our testing labs through photos and videos, as well as an opportunity to see real time information. It gives full transparency to the public on our progress as an emerging company."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on health, wellness and safety. Our focus is to provide best-in-class laboratory testing of cannabis and cannabinoids to protect consumers from impurities, contaminants and other irregularities. Through our wholly owned subsidiary, Harris Lee, and our partnership with MA & Associates, Pazoo provides industry leading laboratory testing of cannabis. Pazoo's license agreement with Steep Hill Labs Inc. allows us to use their best-in-market testing protocols on a right of first refusal basis as we expand throughout the USA. Pazoo is licensed to test cannabis in Nevada and Oregon, with a focus on expansion into other states. Additionally, Pazoo delivers a comprehensive array of health and wellness information on its website www.pazoo.com, and features industry experts from both the health and wellness arena and the pet industry.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

CONTACT: For Investor Relations:
         Taylor Capitol, LLC
         Phone: 973-351-3868
         Email: INVESTOR@PAZOO.COM